UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 22, 2022

    AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	000-29274	41-1789725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
(Address of Principal Executive Offices)

___________________________651-227-7333______________________________
(Registrant's telephone number, including area code)

_____________________________Not Applicable______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

        Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 22, 2022, the Partnership purchased a 40% interest in a Memorial Hospital in Diamondhead, Mississippi for $1,580,000 from Elliot Bay Healthcare Realty, LLC, an unrelated third party.  The property is leased to Memorial Hospital at Gulfport, Incorporated under a lease agreement with a remaining primary term of 5.3 years. The lease may be renewed by the tenant for up to two consecutive terms of 5 years each.  The annual rent is $100,320 for the 40% interest. The rent in scheduled to increase 2% annually. The lease is a net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Partnership is responsible for general liability insurance premiums and for repairs to the structural components of the building.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 2012 and is a 11,500 square foot building situated on approximately 2.12 acres of land.  The freestanding retail store is located at 4300 Leisure Time Drive, Diamondhead, Mississippi.

Memorial Hospital at Gulfport is an acute-care hospital. The hospital provides inpatient, outpatient, rehabilitation, and emergency care services primarily for residents of six coastal counties of Mississippi and surrounding areas. The hospital is part of Memorial Health System, a not-for-profit healthcare system, headquartered in Gulfport, MS which operates two hospitals with a collective 328 licensed beds as well as over 100 physician clinics. For the fiscal year ended September 30, 2020, Memorial Hospital at Gulfport reported net assets of $311 million, total sales revenue of $617 million and a change in net position of $16.7 million. Memorial Hospital at Gulfport is a joint venture of the City of Gulfport and the Gulfport-West Harrison County Hospital District, which operates in the form of a government authority.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2020, the Partnership’s Real Estate Held for Investment would have increased by $1,580,000 and its Current Assets (cash) would have decreased by $1,580,000.

For the year ended December 31, 2020, Income from Operations would have increased $30,275 representing an increase in rental income of $100,320 and an increase in depreciation and amortization expense of $70,045. For the nine months ended September 30, 2021, Income from Operations would have increased $22,706, representing an increase in rental income of $75,240 and an increase in depreciation and amortization expense of $52,534.

The net effect of these pro forma adjustments would have caused Net Income to increase from $915,299 to $945,574 and from $158,182 to $180,888, which would have resulted in Net Income of $49.82 and $9.82 per Limited Partnership Unit outstanding for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibit 10.1 – Assignment of Purchase Agreement dated March 2, 2022 between the Partnership and AEI Property Corporation relating to the property at 4300 Leisure Time Drive, Diamondhead, Mississippi.

  Exhibit 10.2 – Assignment and Assumption of Lease dated March 22, 2022 between the Partnership and Elliott Bay Healthcare Realty LLC relating to the property at 4300 Leisure Time Drive, Diamondhead, Mississippi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund XXI
Limited Partnership

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: March 25, 2022	By:	/s/ Keith E Petersen
Keith E. Petersen
Chief Financial Officer